United States
Securities And Exchange Commission
Washington, D.C. 20549
Schedule 14A
Proxy Statement
Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

Filed by Registrant    ☒
Filed by a Party other than the Registrant      ☐
Check the appropriate box:
☐           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒           Definitive Proxy Statement
☐           Definitive Additional Materials
☐           Soliciting Material under § 240.14a-12

AIR METHODS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.
☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐           Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

®

The Exclusive Airborne Health Care Company...Since 1980

Air Methods Corporation
Denver/Centennial Airport
NASDAQ/GSMS:AIRM

May 7, 2009

TO THE STOCKHOLDERS OF AIR METHODS CORPORATION:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Air Methods Corporation to be held on Tuesday, June 16, 2009, at the Company’s corporate offices, 7211 South Peoria Street, in Englewood, Colorado, at 1:30 p.m., Mountain Time.

The purpose of the Annual Meeting is to consider and vote upon the elections of Ralph J. Bernstein, Mark D. Carleton, Lowell D. Miller and David A. Roehr to Class III directorships of the Board of Directors.  In addition, we will allow time at the Annual Meeting to review fiscal year 2008 accomplishments and goals for the future.

Your attention is directed to the accompanying proxy statement, which includes information about the matters to be considered at the Annual Meeting and certain other important information.  We encourage you to carefully review the entire proxy statement. Important Notice Regarding Availability of Proxy Materials for the Annual Meeting to be held on June 16, 2009.  The proxy statement and proxy card are available at www.proxyvote.com.

As of April 21, 2009, the record date for the meeting, we had 12,188,862 shares of common stock outstanding.  You can vote all of the shares that you owned on the record date.  These shares include: (1) shares held directly in your name as the stockholder of record (a “Record Holder”); and (2) shares held for you as the beneficial owner through a broker, bank or other nominee (a “Beneficial Owner”).  If you are a Beneficial Owner, your broker, bank or other nominee will enclose or provide voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.  However, if you are a Record Holder, you may vote shares electronically via the internet address set forth above or telephonically by telephoning 1-800-690-6903.

Please respond promptly to the proxy regardless of which voting method you use.  Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to ensure that all of your shares are voted.

Thank you for your consideration.

/s/ George W. Belsey

FOR THE BOARD OF DIRECTORS,
George W. Belsey
Chairman of the Board

PLEASE RESPOND PROMPTLY TO THE ENCLOSED PROXY TO ENSURE THAT YOUR SHARES ARE VOTED.  IF RESPONDING BY REGULAR MAIL, PLEASE VERIFY THE PROXY IS SIGNED AND DATED.  A BUSINESS REPLY ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF YOU MAIL THIS PROXY FROM ANYWHERE IN THE UNITED STATES.

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®

The Exclusive Airborne Health Care Company...Since 1980

Air Methods Corporation
Denver/Centennial Airport
NASDAQ/GSMS:AIRM

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2009

TO THE STOCKHOLDERS OF AIR METHODS CORPORATION:

The 2009 Annual Meeting of Stockholders of Air Methods Corporation, a Delaware corporation (the “Company”), will be held at the Company’s principal executive offices, 7211 South Peoria Street, in Englewood, Colorado, at 1:30 p.m., Mountain Time, on Tuesday, June 16, 2009, for the following purposes:

1.
To elect four  directors, Ralph J. Bernstein, Mark D. Carleton, Lowell D. Miller and David A. Roehr, to Class III directorships of the Company to serve until our Annual Meeting of Stockholders in the year 2012 and until their successors have been elected and qualified; and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 16, 2009:

The proxy statement and proxy card are available at http:/www.proxyvote.com.

The Board of Directors of the Company has fixed the close of business on Wednesday, April 21, 2009 as the Record Date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting.  A list of such stockholders will be available at the Company’s corporate office commencing Monday, June 1, 2009, for review by interested parties.  The list will also be available at the Annual Meeting, and all stockholders are cordially invited to attend the Annual Meeting.

Accompanying this Notice and Proxy Statement is a copy of our 2008 Annual Report on Form 10-K.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ Trent J. Carman

Trent J. Carman
Secretary

May 7, 2009
Englewood, Colorado

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AIR METHODS CORPORATION
7211 South Peoria Street
Englewood, CO 80112
(303) 792-7400

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2009

This statement is furnished in connection with a solicitation of proxies by the Board of Directors of Air Methods Corporation, a Delaware corporation (the “Company”), for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 16, 2009, 1:30 p.m. Mountain Time, at the Company’s corporate offices located at 7211 South Peoria Street, in Englewood, Colorado 80112.

Properly executed and dated proxies received before the votes are cast at the Annual Meeting on June 16, 2009 will be voted in accordance with the instructions provided therein.  If no instructions are given, the shares represented by the proxy will be voted FOR the election of Ralph J. Bernstein, Mark D. Carleton, Lowell D. Miller and David A. Roehr as Class III directors.  The persons named as proxies will have discretionary authority to vote all proxies with respect to additional matters that are presented properly for action at the Annual Meeting.  The approximate date of mailing these proxy materials is May 7, 2009.

If you were a stockholder of record on April 21, 2009 (the “Record Date”), you can revoke your proxy at any time before the votes are cast at the Annual Meeting by submitting a written revocation, together with valid identification, to the Secretary of the Company, by executing another valid proxy bearing a later date, or by attending the Annual Meeting and voting in person.  If you are a beneficial owner of shares, you may revoke your proxy and submit a new proxy by contacting your bank, broker or other holder of record.  Beneficial owners desiring to vote in person at the Annual Meeting must obtain a legal proxy from their broker, bank or other holder of record and present it to the Inspector(s) of Election with their ballot.  All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

The Company intends to request banks, brokerage houses, custodians, nominees and other fiduciaries to forward copies of these proxy materials to those persons for whom they hold shares.  In addition to solicitation by mail, certain officers and employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies in person or by telephone, electronic mail, internet, or facsimile transmission. No employees are expected to be specially engaged for the purpose of soliciting security holders.  The cost of preparing, assembling, mailing, and soliciting proxies and other miscellaneous expenses related thereto will be borne by the Company.

VOTING RIGHTS

Only holders of shares of the Company’s Common Stock, par value $.06 per share (“Common Stock”), as of the Record Date, may vote at the Annual Meeting.  On the Record Date, the Company had outstanding and entitled to vote 12,188,862 shares of Common Stock.  Each share of Common Stock is entitled to one vote on the matters listed in the Notice of Annual Meeting.  A quorum of one-third of the shares outstanding and entitled to vote is required to vote on matters before the Annual Meeting.  The shares represented by all proxies that are properly executed and submitted will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies.  Unless otherwise directed, the shares represented by proxies will be voted for the proposal described in this Proxy Statement.  All votes will be tabulated by the Inspector(s) of Election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.  Abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business; however, they will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote for the proposal described in this Proxy Statement.  If a broker, bank or other nominee indicates on a proxy for which it lacks discretionary authority as to certain shares to vote on a particular matter (non-routine matters), commonly referred to as “broker non-votes,” those shares will only be counted for purposes of determining the presence of a quorum at the meeting.  However, the shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote for the proposal described in this Proxy Statement.

ANNUAL REPORT

The Company also is mailing with this Proxy Statement its Annual Report for the year ended December 31, 2008, which includes financial statements as filed with the Securities and Exchange Commission (“SEC”) on Form 10-K.  The Annual Report does not constitute a part of the proxy soliciting material.  The Company will furnish a copy of the Form 10-K to any stockholder free of charge and will furnish a copy of any exhibit to the Form 10-K upon payment of the Company’s reasonable expenses in furnishing such exhibit(s). Interested parties may request a copy of the Form 10-K or any exhibit thereto from the Secretary of the Company at the Company’s principal offices, 7301 South Peoria Street, Englewood, Colorado 80112.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Company’s Board of Directors currently is comprised of ten directors, divided among three classes, with three directors in Class I, three directors in Class II, and four directors in Class III.  Class III directors’ terms will expire at the 2009 Annual Meeting to be held on June 16, 2009; Class II directors hold office for a term expiring at the 2011 Annual Meeting of Stockholders; and Class I directors hold office for a term expiring at the 2010 Annual Meeting of Stockholders.

Our Board of Directors has nominated Ralph J. Bernstein, Mark D. Carleton, Lowell D. Miller and David A. Roehr to serve as Class III directors for a three-year term expiring at the Annual Meeting of Stockholders in the year 2012 and until their successors have been elected and qualified.  Unless voted otherwise, all shares represented by a proxy given pursuant to this solicitation will be voted FOR the elections of  Ralph J. Bernstein, Mark D. Carleton, Lowell D. Miller and David A. Roehr, to serve as Class III directors.  The principal occupation and certain other information regarding the nominees and the other directors, whose terms of office will continue after the Annual Meeting, can be found beginning on page 3.  Information about the share ownership of the nominees and other directors can be found beginning on page 31.

Vote Required and Recommendation of the Board of Directors.  Assuming the presence of a quorum, the four persons receiving the highest number of “FOR” votes from stockholders in the election of directors at the Annual Meeting will be elected.  Cumulative voting is not permitted in the election of directors.  Consequently, each stockholder is entitled to one vote for each share of common stock held in the stockholder’s name.  In the absence of instructions to the contrary, the persons named in the accompanying proxy shall vote the shares represented by that proxy for each of Ralph J. Bernstein, Mark D. Carleton, Lowell D. Miller and David A. Roehr as nominees for election as Class III directors.  In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose.

The Board of Directors recommends a vote “FOR” the proposal to elect each of Ralph J. Bernstein, Mark D. Carleton, Lowell D. Miller and David A. Roehr to the Board of Directors.

DIRECTORS AND EXECUTIVE OFFICERS

Summary information concerning the Company’s directors and executive officers is set forth below:

Name	Age	Position	Class/Year Term of Office Expires(1)

George W. Belsey	69	Chairman of the Board	I/2010
Ralph J. Bernstein	51	Director	III/2009*
Mark D. Carleton	48	Director	III/2009*
Samuel H. Gray	71	Director	II/2011
C. David Kikumoto	59	Director	I/2010
MG Carl H. McNair, Jr. USA (Ret.)	75	Director	I/2010
Lowell D. Miller, Ph.D.	76	Director	III/2009*
David A. Roehr	52	Director	III/2009*
Morad Tahbaz	53	Director	II/2011
Aaron D. Todd	47	Director and Chief Executive Officer	II/2011
Michael D. Allen	46	Senior Vice President, Hospital-Based Services	N/A
Trent J. Carman	48	Chief Financial Officer, Secretary and Treasurer	N/A
David L. Dolstein	60	Senior Vice President, Community-Based Services	N/A
Sharon J. Keck	42	Chief Accounting Officer and Controller	N/A
Paul Tate	58	Chief Operating Officer	N/A

*      Director nominee.

(1)	Refers to the calendar year in which the annual meeting of stockholders is expected to be held and at which the term of the pertinent director class shall expire.

Below, you can find the principal occupation and other information about each of the individuals listed in the chart set forth above.

Mr. George W. Belsey has served as Chairman of the Board of Directors since April 1994, and has served on the Board of Directors since December 1992. Mr. Belsey was appointed Chief Executive Officer of the Company effective in June 1994, and served in that capacity until July 2003.  Mr. Belsey previously served in executive and administrative positions at the American Hospital Association and at a number of hospitals. He received his Bachelor’s Degree in Economics from DePauw University in Greencastle, Indiana, and holds a Master’s Degree in Business Administration from George Washington University, Washington, D.C.

Mr. Ralph J. Bernstein has served on the Board of Directors since February 1994.  He is a co-founder and General Partner of Americas Partners, an investment firm.  He holds a Bachelor of Arts Degree in Economics from the University of California at Davis.  Mr. Bernstein currently serves on the board of Empire Resorts, Inc.

Mr. Mark D. Carleton has served on the Board of Directors since  August 2008 and has been a Senior Vice President at Liberty Media Corporation since December 2003.   His primary responsibilities include corporate development and oversight of Liberty’s technology, telecom, satellite and sports interests.   Prior to joining Liberty Media Corporation, Mark was a partner at KPMG LLP, where he had overall responsibility for the communications sector.   Mr. Carleton was also a member of KPMG LLP’s Board of Directors.   Mr. Carleton’s current directorships include WildBlue Communications, Inc., True Position, Inc., Mobile Streams, Inc., Zoombak, Inc., Leisure Arts, Inc., Starz Entertainment, LLC, Atlanta National League Baseball Club, Inc., Atlanta Braves, Inc., Braves Productions, Inc., The DIRECTV Group, Inc. and Volunteers of America – Colorado Branch.   Mr. Carleton received a  Bachelor of Sciende degree in Accounting from Colorado State University, where he currently is a member of the College of Business Global Leadership Council.  He also is a member of the University of Colorado Sports and Entertainment Advisory Council.

Mr. Samuel H. Gray has served on the Board of Directors since March 1991.  From 1989 to 2000, he was Chief Executive Officer of The Morris Consulting Group, Inc., a health care industry consulting firm, and between 2000 and 2006 served as a Vice President of the Mattson Jack Group, Inc., also a health care consulting firm. Currently, he is an independent health care consultant.  Mr. Gray received a Bachelor of Science degree from the University of Florida.

Mr. C. David Kikumoto has served on the Board of Directors since June 2004.  Mr. Kikumoto is the cofounder and Chief Executive Officer of Denver Management Advisors.  From 1999 to 2000, Mr. Kikumoto was President and Vice Chairman at Anthem Blue Cross and Blue Shield, Colorado and Nevada, and from 1987 to 1999, he served in several roles, including CEO of Blue Cross and Blue Shield of Colorado, Nevada and New Mexico.  He received his Bachelor of Science degree in accounting from the University of Utah, pursued graduate studies at the University of Utah, and graduated from the Executive Development Program at the University of Chicago.

Major General Carl H. McNair, Jr., USA (Ret.) has served on the Board of Directors since March 1996.  In April 1999, General McNair retired from his position as Corporate Vice President and President, Enterprise Management, for DynCorp, a technical and professional services company headquartered in Reston, Virginia, where he was responsible for the company’s core businesses in facility management, marine operations, test and evaluation, administration and security, and biotechnology and health services.  He currently serves as Special Assistant, Government Relations and Legislative Affairs, in the corporate offices of Computer Sciences Corporation.  General McNair has a Bachelor of Science degree in Engineering from the U.S. Military Academy at West Point, a Bachelor’s degree and Master’s degree in Aerospace Engineering from the Georgia Institute of Technology, and a Master of Science degree in Public Administration from Shippensburg University.

Dr. Lowell D. Miller has served on the Board of Directors since June 1990.  Since 1989, Dr. Miller has been involved with various scientific endeavors including a pharmaceutical research and development consulting business and as a guest lecturer at the university level.  In addition, he has led or been involved with many fund-raising activities for educational purposes.  He is a long-term member of the American Chemical Society and the American Society of Toxicology and is a registered Clinical Chemist.  Dr. Miller has a Bachelor of Science degree, a Master’s degree in Biochemistry and a Doctorate degree in Biochemistry all awarded by the University of Missouri.

Mr. David A. Roehr has served on the Board of Directors since May 2008 to fill the Class III vacancy created by the resignation of Mr. Tate to become the Chief Operating Officer of the Company.  He was affiliated with Cabela's, Inc., an outfitter of hunting, fishing, camping and outdoor gear, from 1994 to 2006, where he served in various capacities including Executive Vice President, President and Chief Financial Officer.  Mr. Roehr serves as an independent member of the Board of Directors of The Buckle, Inc., a Nebraska corporation listed on the NYSE, where he serves on the Audit Committee and is Chair of the Compensation Committee.  Mr. Roehr received his undergraduate degree (with high distinction) in 1978 from the University of Nebraska majoring in business administration with an emphasis in accounting.  He holds a Master of Taxation degree awarded in 1980 from the University of Denver College of Law and Business Administration.

Mr. Morad Tahbaz has served on the Board of Directors since February 1994.  He is a co-founder and General Partner of Americas Partners, an investment firm.  Additionally, Mr. Tahbaz is the founder and a partner of M.T. Capital, L.L.C., an investment company for real estate and private equity transactions.  Mr. Tahbaz received his Bachelor’s degree in Philosophy and Fine Arts from Colgate University and attended the Institute for Architecture and Urban Studies in New York City.  He holds a Master’s degree in Business Administration from Columbia University Graduate School of Business.

Mr. Aaron D. Todd has served on the Board of Directors since June 2002 and as Chief Executive Officer since July 2003.  He joined the Company as Chief Financial Officer in July of 1995 and was appointed Secretary and Treasurer during that same year.  Mr. Todd holds a Bachelor of Science degree in Accounting from Brigham Young University.

Mr. Michael D. Allen was named Senior Vice President of Hospital-Based Services in January 2006. Since 1992, Mr. Allen has served the Company in several other positions including line pilot, safety representative, aviation site manager, training captain/check airman and operations manager.  Prior to joining the Company, Mr. Allen was a commercial pilot for two years and served as a pilot in the U.S. Army for five years.  Mr. Allen graduated from Portland State University with a Bachelor of Science degree in Mathematics.

Mr. Trent J. Carman joined the Company in April 2003 and is the Chief Financial Officer, Secretary and Treasurer.  Prior to joining the Company, Mr. Carman served as Chief Financial Officer of StorNet, Inc. from January 2000 until April 2003, and served in various capacities including Senior Vice President and Chief Financial Officer for United Artists Theatre Circuit, Inc., from June 1992 until January 2000. Mr. Carman received his Bachelor of Science degree in Accounting from Utah State University and holds a Master’s degree in Business Administration-Finance from Indiana University.

Mr. David L. Dolstein joined the Company with the July 1997 acquisition of Mercy Air Service, Inc.  He serves as Senior Vice President, Community-Based Services and as President of Mercy Air Service, Inc., a continuation of his responsibilities preceding the Company’s acquisition of Mercy Air Service.  Mr. Dolstein received a Bachelor of Science degree in 1974 from Central Missouri State University with postgraduate studies in industrial safety.

Ms. Sharon J. Keck joined the Company as Accounting Manager in October 1993 and was named Controller in July of 1995.  She assumed the additional position of Chief Accounting Officer in January 2002.  Ms. Keck holds a Bachelor of Science degree in Accounting from Bob Jones University.

Mr. Paul H. Tate was appointed as the Chief Operating Officer of the Company on March 31, 2008, and served on the Company’s Board of Directors from September 2003 to March 31, 2008.  Prior to his appointment as the Company’s Chief Operating Officer, Mr. Tate was the Executive Vice President and Chief Financial Officer of Frontier Airlines.  Before to joining Frontier in October 2001, he was Executive Vice President and Chief Financial Officer for Colgan Air, Inc., a U.S. Airways Express carrier.  Mr. Tate served as Senior Vice President-Finance and Chief Financial Officer of Atlantic Coast Airlines Holdings, Inc. from 1997 to 2000 and has served in financial officer positions with Midway Airlines and Reno Air, Inc.  Mr. Tate, a certified public accountant, received his undergraduate degree in economics and his Master’s degree in Business Administration from Northwestern University in 1973 and 1975, respectively.

CORPORATE GOVERNANCE

The Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner consistent with legal requirements and the highest standards of integrity.  The Board of Directors has adopted and adheres to corporate governance practices which the Board of Directors and senior management believe promote this purpose and are sound and represent best practices.  We regularly review these governance practices, Delaware law (the state in which we are incorporated), rules and listing standards of The NASDAQ® Stock Market, the SEC regulations, as well as best practices suggested by recognized governance authorities.

Currently, the Company’s Board of Directors has ten members.  The Board of Directors has determined that eight of those ten directors, namely Dr. Miller and Messrs. Bernstein, Carleton, Gray, Kikumoto, McNair, Roehr, and Tahbaz, satisfy The NASDAQ® Stock Market standard for director independence. The Board of Directors held 5 meetings in 2008.  Each director attended at least 75% of the Board of Directors and applicable committee meetings during 2008.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, Finance and Strategic Planning Committee, Compensation/Stock Option Committee and a Nominating Committee. Except the charter of the Finance and Strategic Planning Committee, which has not yet been approved by the Finance and Strategic Planning Committee, the full text of all of the charters for each board committee is available on the Company’s website at www.airmethods.com. The contents of our website are not incorporated by reference into this document for any purpose.

Audit Committee

The Audit Committee, which met seven times during 2008, currently consists of Messrs. McNair (Chairman), Carleton, Gray and Roehr.  David Roehr, was appointed to the Audit Committee filling a position vacated by David Kikumoto following Mr. Roehr’s appointment to the Board of Directors in May 2008.  Mr. Kikumoto served on the Committee through May 2008.  Paul Tate also served the Committee until March 31, 2008, when he resigned his position on the Board of Directors upon his appointment as Chief Operating Officer of the Company.  Samuel H. Gray was then appointed to Mr. Tate’s vacated position.  Mr. Carleton was appointed to the Audit Committee following his August 2008 appointment to the Board of Directors.  The Board of Directors has determined that all members of the Audit Committee are “independent” within the meaning of the listing standards of the The NASDAQ® Stock Market and the SEC rules governing audit committees. In addition, the Board of Directors determined that Messrs. Carleton and Roehr meet the criteria of an “audit committee financial expert” as defined under the applicable SEC rules.

Principal Accountant Fees and Services

KPMG LLP, the Company’s independent registered public accounting firm, audited our consolidated financial statements for the years ended December 31, 2008 and 2007.  In addition to retaining KPMG LLP to audit the consolidated financial statements for the year ended December 31, 2008, we retained KPMG LLP to provide other services.  The aggregate fees incurred by us for audit, audit-related, tax and other services provided by KPMG LLP during the years ended December 31, 2008 and 2007, were as follows:

	2008	2007
Audit fees	$626,835	594,000
Audit-related fees	12,830	38,350
Tax fees	--	--
All other fees	--	--
Total	$639,665	632,350

Audit fees include fees for the audit of the annual consolidated financial statements, review of unaudited consolidated financial statements included in quarterly reports on Form 10-Q, the audit of management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 and 2007, review of SEC filings, consents, comfort letters and other services normally provided by the accountant in connection with statutory and regulatory filings or engagements for those years.

Audit-related fees include assurance and related services that are reasonably related to the performance of the audit or review of financial statements.  These services include the review of registration statements and other services not directly impacting the audit of the annual financial statements and related services.

Tax fees include tax services related to the preparation and/or review of, and consultations with respect to, federal, state, and local tax returns.  KPMG LLP performed no such services during 2008 or 2007.

All other fees include fees for services not considered audit or tax services.  KPMG LLP performed no such services during 2008 or 2007.

Audit Committee Report

The members of the Audit Committee have been appointed by the Board of Directors.  The Audit Committee operates under a written charter adopted by the Board of Directors, which was reviewed and revised in May 2007.

The Audit Committee serves in an oversight capacity and is not intended to be part of the Company’s operational or managerial decision-making process.  The Company’s management is responsible for preparing the Company’s consolidated financial statements, and its independent auditors are responsible for auditing the consolidated financial statements.  The principal purpose of the Audit Committee is to monitor these processes.

In this context, the Audit Committee or the Chairman met and held discussions with management and the independent auditors, KPMG LLP.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

As further detailed in its charter, the role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the following:

•	the integrity of the Company’s financial statements, including matters relating to its internal controls;

•	the qualification and independence of the Company’s independent auditors;

•	the performance of the independent auditors; and

•	compliance with legal and regulatory requirements.

In the performance of established oversight functions, the Committee reviewed and discussed the audited financial statements with management and the independent auditors.  The Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as currently in effect.  Finally, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s charter, the Committee recommended to the Board of Directors and the Board of Directors approved inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.  Also, in 2008, the Committee recommended, and the Board of Directors approved, the selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2008.

By the Audit Committee:

Carl H. McNair, Jr. (Chair)
Mark D. Carleton
Samuel H. Gray
David A. Roehr

Pre-Approval Policies and Procedures

All audit and non-audit services performed by our independent registered public accounting firm during the fiscal year ended December 31, 2008, were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

The Audit Committee’s pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services.  Audit services not covered by the annual engagement letter, audit-related services and tax services require the specific pre-approval by the Audit Committee prior to engagement.  In addition, services to be provided by the independent registered public accounting firm that are not within the category of pre-approved services must be pre-approved by the Audit Committee prior to engagement, regardless of the service being requested or the dollar amount involved.

The Audit Committee may delegate pre-approval authority to one or more of its members.  The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at the meeting of the Audit Committee following the decision.  The Audit Committee is not permitted to delegate to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

Certain Relationships and Related Transactions

The Audit Committee Charter charges the Committee with the responsibility to investigate, review, and report to the Board the propriety and ethical implications of any transactions between the Company and any employee, officer, or Board member, or any affiliates of the foregoing.  Applicable transactions may be reported to the Committee by our independent auditors, employees, officers, Board members, or other parties.  The retention of a Board member as a consultant for financial consideration in addition to regular Board retainer and meeting fees requires the advance approval of the Compensation Committee.

We have no transactions with related parties which are subject to disclosure under this item.

Finance and Strategic Planning Committee

The Finance and Strategic Planning Committee was formed by the Board of Directors in April 2003. The current members of the Finance and Strategic Planning Committee are Messrs. Tahbaz (Chairman), Bernstein, Kikumoto and Todd, and Mr. Roehr and Mr. Carleton joined the Committee effective March 2008 and August 2008, respectively. The Finance and Strategic Planning Committee provides oversight of establishment and achievement of corporate financial objectives, key growth initiatives and capital structure of the Company.  The Finance and Strategic Planning Committee met five times in 2008.

Compensation/Stock Option Committee

The Compensation/Stock Option Committee currently consists of Dr. Miller (Chairman) and Messrs. Bernstein, Gray and Kikumoto. The Compensation/Stock Option Committee, which met seven times in 2008, is responsible for making recommendations to the Board of Directors regarding executive compensation matters.  The specific nature of the Compensation Committee’s responsibilities as they relate to executive officers is set forth under “Compensation Discussion and Analysis.”

The Board of Directors has determined that all members of the Compensation/Stock Option Committee are “independent” within the meaning of The NASDAQ® Stock Market’s listing standards.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Messrs. Gray (Chairman), Tahbaz and Dr. Miller.  The Nominating and Governance Committee provides committee membership recommendations to the Board of Directors along with changes to those committees.  The Committee identifies, evaluates and recommends to the Board individuals, including individuals proposed by stockholders, qualified to serve as members of the Board of Directors.  The Committee also identifies, evaluates and recommends to the Board the nominees for election as directors of the Company at the next annual or special meeting of stockholders at which directors are to be elected.  The Nominating Committee also develops and recommends to the Board of Directors corporate governance principles applicable to the Company.  The Nominating and Governance Committee met four times in 2008.

The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” within the meaning of The NASDAQ® Stock Market’s listing standards.

Nomination of Directors

In accordance with its written charter, the Nominating and Governance Committee investigates suggestions for candidates for membership on the Board of Directors and recommends prospective directors, as required, to provide an appropriate balance of knowledge, experience and capability on the Board of Directors, including stockholder nominations for the Board of Directors made in compliance with the Company’s Bylaws.

Directors may be nominated by the Board of Directors or by stockholders in accordance with our Bylaws, which provide that nominations for the election of directors may be made by the Board of Directors or a committee of the Board of Directors or by any stockholder entitled to vote for the election of directors.  Nominations for director may be made by any stockholder entitled to vote in the election of directors generally, but only if written notice of such stockholder’s intent to make such nomination has been given to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders.  Each such notice must set forth the following: (a) the name and address of the stockholder intending to make the nomination and of the person or persons to be nominated; (b) representation that the stockholder is a holder of record of stock of the Company entitled to vote and intends to appear in person or by proxy at the meeting to make such nomination; (c) a description of all arrangements or understandings between the stockholder and the nominee and any other person pursuant to which the nomination is to be made by the stockholder; (d) such other information regarding the nominee required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the consent of the nominee to serve as a director of the Company if so elected.  The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

In recommending candidates for appointment or re-election to the Board of Directors, the Nominating and Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to ensure that at least a majority of the directors are independent under the rules of the NASDAQ® Stock Market, and that members of the Company’s Audit Committee meet the financial literacy and sophistication requirements under The NASDAQ® Stock Market rules and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC.  Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties.

In determining whether to recommend a director for re-election, the Nominating and Governance Committee considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors.

CODE OF ETHICS

We have adopted a Code of Ethics for directors, officers, and employees.  This Code of Ethics is intended to promote honest and ethical conduct, compliance with applicable laws, full and accurate reporting, and prompt internal reporting of violations of the code, as well as other matters.  We will provide a copy of our Code of Ethics to any person, without charge, upon written request to: Secretary, Air Methods Corporation, 7301 S. Peoria, Englewood, Colorado 80112.  The Code of Ethics also is available on our corporate website, which is www.airmethods.com.  The contents of our website are not incorporated by reference into this document for any purpose.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on our review of the copies of reports filed and upon written representations, we believe that during 2008, executive officers, directors and ten percent stockholders of the Company were in compliance with their filing requirements under Section 16(a) of the Exchange Act of 1934, as amended, except for the Form 4s filed on behalf of Messrs. Belsey and Carleton on October 21, 2008 and October 7, 2008, respectively, reporting restricted stock grants.  The Form 4s were filed late due to a delay in notification.

Stockholder Communications

The Board of Directors recommends that stockholders initiate any communications with the Board of Directors in writing directed to the Company’s secretary at:  Secretary, Air Methods Corporation, 7301 S. Peoria, Englewood, Colorado 80112.  This centralized process assists the Board of Directors in reviewing and responding to stockholder communications in an appropriate manner.  Each communication intended for the Board of Directors and received by the secretary that is a communication made by the stockholder in such capacity (as opposed to acting in its capacity as a party with a commercial relationship with the Company) will be promptly forwarded to the specified party.

Attendance at Annual Meeting of Stockholders

The Company invites each member of the Board of Directors to attend each annual meeting of the stockholders.  Three members of the Board of Directors attended the Company’s 2008 Annual Meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives

This Compensation Discussion and Analysis describes the philosophy and the material elements of our compensation program for our executive officers, including our chief executive officer, our chief financial officer and our four most highly compensated executive officers (collectively, the “Named Executive Officers”).  Our compensation programs are intended to provide a link between increasing the long-term value of stockholder investment in the Company and the compensation earned by our executive officers. The objectives of our compensation programs are to:

•	Attract and retain executives capable of leading us to meet our business objectives;
•	Adequately compensate our executive officers for achieving important short-term objectives;
•	Align the interests of executive officers and stockholders through the use of equity and other long-term incentives; and
•	Reward executives for achieving sustainable increases in the value of stockholders’ investments.

Business Strategy

Our business strategy is to build the long-term value of stockholder investment in the Company by achieving the following short-term objectives:

•	Growth of our community-based services;
•	Addition and retention of hospital-based service contracts;
•	Growth of our Products Division;
•	Securing necessary capital and financing to fund business expansion;
•	Pursuit of geographic and business line expansion, where appropriate;
•	Achievement of earnings per share goals; and
•	Achievement of divisional earnings goals.

Elements of Executive Compensation

Our compensation structure consists of two tiers of remuneration, as follows:

•
The first tier consists of competitive base pay for executive officers, plus a competitive suite of retirement, health, and welfare benefits.  Our executives enjoy the same retirement, health and welfare package as all of our exempt employees, except that we also provide additional disability income protection insurance coverage to our executives.  Our base pay and benefits are designed to attract and retain world-class executives and to be sufficiently robust to sustain them during times when incentive compensation is low.

•
The second tier consists of a short-term (annual) incentive plan, which is linked to individual and Company performance on a year-by-year basis, as well as long-term incentive awards granted under the 2006 Equity Compensation Plan (“2006 Plan”) and the EVA Plan, which is discussed below.  The 2006 Plan allows for grants of incentive stock options, non-statutory stock options, shares of restricted stock and stock appreciation rights.  Both of the plans are designed to reward executive officers for increasing the value of stockholders’ investment.

EVA Plan

On February 5, 2009, the Board of Directors of the Company adopted the Economic Value Added Bonus Plan (the “EVA Plan”).  Under the EVA Plan, Messrs. Allen, Carmen, Dolstein, Tate, and Todd are eligible to receive incentive compensation based upon the financial performance of the Company during the period of time commencing January 1, 2009 and ending on December 31, 2010 (the “Performance Period”).  The EVA Plan is designed to reward the executives for sustained, continuous improvement in operating profit in relation to the invested capital employed in the business. The Compensation Committee believes that, compared to such common performance measures as return on capital, return on equity, growth in earnings per share and growth in cash flow, the EVA Plan has the highest correlation with the creation of value for shareholders over the long term.

The amounts that participants are eligible to receive under the EVA Plan will be based upon the “Economic Value Added” during the Performance Period.  Under the EVA Plan, “Economic Value Added” shall be the sum of (a) the 2010 Closing Valuation minus (b) the 2009 Opening Valuation.  The foregoing valuations shall be determined as follows:

•
The “2009 Opening Valuation” is calculated as follows: (a) EBITDA for the fiscal year ended December 31, 2008 multiplied (b) by the Business Valuation Multiple (as defined in the EVA Plan), minus (c) any debt as of December 31, 2008, plus (d) any cash as of December 31, 2008.

•
The “2010 Closing Valuation” is calculated as follows: (a) EBITDA for the fiscal year ended December 31, 2010 multiplied (b) by the Business Valuation Multiple, minus (c) any debt as of December 31, 2010, plus (d) any cash as of December 31, 2010.

The Compensation Committee of the Board of Directors will determine the Economic Value Added after the Performance Period, but in no event later than March 11, 2011.  Each participant is eligible to receive a certain percentage (as set forth in the Plan) of any amounts due under the EVA Plan.  Such payments shall be payable in three equal installments on each of March 11, 2011, January 1, 2012 and 2013 (the “Payment Dates”).  However, to receive any such amounts, the executive must be employed by the Company and hold the same, equivalent, or more senior position as set forth in the EVA Plan on each of the scheduled Payment Dates.  Payments under the EVA Plan may be accelerated upon certain events, including, without limitation, upon a change in control.

Reasons for Paying Each Element of Compensation

The reasons for paying each element of compensation are as follows:

•	Salary and benefits are paid for ongoing performance throughout the year.

•
The annual bonus component of executive compensation is in place to encourage and reward the achievement of the various components of the Business Strategy referenced above.  The annual bonus rewards the achievement of short-term objectives which should eventually translate into a sustainable increase in stock price.

•
The long-term incentive compensation currently consists of options, time-vested restricted stock and cash.  Our long term incentive compensation is designed to reward executives if they are successful in increasing the value of stockholder investment.  It also helps encourage executives to avoid behavior which results in short-term benefit at the expense of long-term share value.

Determination of the Amount and Formula for Each Element of Pay

Generally, we choose to pay various elements of compensation based on (1) the base pay necessary to attract and retain talent, (2) internal equity, and (3) corporate and individual performance. Specific factors considered for each element of compensation are as follows:

•
Base pay is set by the Compensation Committee in an amount which is adequate to attract and retain the talent that the Company needs.  The Committee is careful to take into account internal equity and the relative value of individual executive officer jobs, as well as the value of the jobs immediately below the executive officer level.  The Company operates in a relatively unique industry and it is not possible to look at similar peer companies to ensure that the Company is competitive with market practices around base pay.  Base pay is not utilized by the Company to reward outstanding individual and/or corporate performance, which is instead tied to the short-term and long-term incentive plans.  Base pay is periodically increased to take into account increased responsibilities or increases in the cost of living.  The chief Executive Officer and each of the named executive officers (excluding Paul Tate) received increases of 5% of base pay in February 2008.

•
Target bonus opportunity for the executive officer group ranges from 25% to 40% of base pay.  This target bonus opportunity is approximately in the midpoint of the market range for executive officers in similar size public companies.  Amounts above the target can be granted in the case of outstanding individual and corporate performance according to a predetermined formula, discussed below.  It is the intent of the Committee that outstanding corporate and individual performance be rewarded through the bonus program, rather than by permanent additions to base salary.

•
The bonus amount for each executive officer, other than the Chief Accounting Officer, is tied to a formula which takes into account corporate performance, divisional performance, and quantifiable individual goals.  The bonus amount for the Chief Accounting Officer is determined according to whether annual individual goals, which are set by the Chief Financial Officer and the Chief Executive Officer, are attained.  The Chief Financial Officer and the Chief Executive Officer make a recommendation to the Compensation Committee and the Committee determines the bonus for the Chief Accounting Officer, taking into account their recommendation.  The rationale for excluding the Chief Accounting Officer from the formula bonus is to help avoid actual and apparent financial self-interest on the part of the Chief Accounting Officer in the achievement of key financial measures.

•
The amount of actual bonus paid to executive officers, other than the Chief Accounting Officer, depends on the extent to which the corporate performance goals and each of the individual goals have been met.

•	For 2008, the Company did not achieve its target bonus amounts. Accordingly, no cash bonuses were paid to any of the named executive officers for fiscal year 2008.

•
The long-term incentives granted in 2008 under the 2006 Plan consisted of stock options and restricted stock awards.  The Committee considered both individual performance and the financial impact of the grant on the Company, when determining the size of the grants.  Since substantial numbers of stock options granted to executive officers in prior years vest in 2009, the Committee determined it was important to make grants in 2008 which would vest in later years.

Policies for Allocating Between Long-Term and Short-Term Incentives

Our philosophy is to place the executive team in the shoes of the stockholders to the greatest extent possible.  Therefore, the largest potential component of compensation comes from the long-term incentive.  That is, when the value of stockholders' investment is increased, executives have the greatest opportunity for gain.

The currently paid-out compensation consists of base pay in an amount necessary to keep executives engaged.  The intention of the Committee is that rewards for exceptional Company and individual performance be attached to incentive compensation, rather than be built into base pay.

The currently paid-out compensation also consists of the annual incentive bonus.  The Committee acknowledges that annual bonuses are an important part of achieving yearly goals which should over time turn into a sustained increase in share value.  While the Committee believes that the annual bonuses paid should be sufficient to drive superior annual performance, it also believes that the bulk of executives’ rewards should be attached to the long-term incentive, rather than the annual incentive.

Allocation Between Cash and Non-Cash Compensation

The most significant form of non-cash compensation is the long-term incentive under the 2006 Plan, and it is the most significant portion of the total compensation package for the reasons stated above.  The only other sources of non-cash compensation are the 401(k) retirement plan and the health and welfare plans, including disability income protection coverage.  While they are competitive, they are considerably less in amount than our other forms of compensation.  The reason for this is that we prefer that the executive officers have a significant amount of pay at risk, such as the cash compensation payable under the EVA Plan.

Long-Term Compensation - Basis for Reward and Downside Risk

To date, we have primarily awarded only stock options, although in January 2008 we also granted executives some time-vested restricted stock.  We will continue to consider other equity-based incentives in the future.  Options bear a relationship to our long-term goals in that they increase in value as the stock increases in value.  Restricted stock bears a relationship to our long-term goals in that it increases in value as the stock increases in value, and vice versa.  Management bears significant exposure to downside risk through options.  Management also is exposed to downside risk both through shares of restricted stock, and shares of common stock the executive officers own outright.  We have carefully evaluated the cost of options we grant to our executive officers.  We will continue to evaluate the cost of options and other forms of equity compensation vehicles against the benefit those vehicles are likely to yield in building long-term share value.

Equity Grants and Market Timing

Our 2008 fiscal-year grant of stock options and restricted stock was independent of the timing of our release of material, non-public information.  We currently intend to maintain this practice in the future.  We have no program, plan, or practice of awarding options and setting the exercise price based on any price other than the fair market value of our stock on the grant date.

Specific Forms of Compensation and the Role of Discretion

In the past, the Compensation Committee has retained the authority to review executive officer base compensation and to make increases based on change of responsibility, cost of living, and market norms.  Also, the Compensation Committee has retained the authority to make long-term incentive grants based on executive performance and market norms.  The Committee intends to retain the discretion to make decisions about executive officer base compensation and certain levels of stock option grants and restricted stock with or without predetermined performance goals.

The Committee may make future grants of options, restricted stock, or other equity compensation, subject to objective performance goals.  At this time, it has not determined whether it would exercise discretion and reduce the size of an award or payout even if performance goals are met.  However, the Committee has no current intention to increase the size of any objectively determined equity compensation award, especially if performance goals are not met.

With respect to the annual executive bonus plan, the Compensation Committee uses an objective formula to determine payouts to executive officers, other than the Chief Accounting Officer.  The objective measures relate to corporate earnings performance and divisional earnings performance, as compared to budgeted objectives.  The formula also includes objectively measured individual goals. However, these individual goals do not amount to more than 25% of the total award.  With respect to the Chief Accounting Officer, at the beginning of each year, individual goals are set by the Chief Financial Officer and the Chief Executive Officer.  At the close of the year, they inform the Compensation Committee the extent to which the individual goals have been met.  The Committee exercises a certain amount of discretion in determining whether the individual goals of the executive officers have been met, as well as the size of any award.

The specific performance targets are not disclosed in this proxy because such disclosure would result in competitive harm to the Company.  The Company is involved in a unique business with very few competitors, in particular public company competitors.  Accordingly, the disclosure of such financial information may provide insight into the Company’s planning process and projections.  For the objectively measurable corporate strategic initiatives, the Compensation Committee established precise measures and determined the relative weight to be given to each measure, as well as the requirements as to how many of the measures needed to be achieved in order to reach threshold, target and maximum goals.

At the time that they are set, the targets that the Compensation Committee establish are substantially uncertain to be achieved. The threshold-level goals can be characterized as “stretch but attainable,” meaning that based on historical performance, although attainment of this performance level is uncertain, it can reasonably be anticipated that threshold performance may be achieved, while the target and maximum goals represent increasingly challenging and aggressive levels of performance.

How Individual Forms of Compensation are Structured and Implemented to Reflect the Executive Officers’ Individual Performance and Contribution

The Compensation Committee considers a variety of factors, both qualitative and quantitative, in evaluating our executive officers and making compensation decisions.  Market factors and the individual contribution of each officer of the Company impact decisions regarding each executive officer's base pay, the size of each executive officer's annual bonus opportunity, and the size of each executive officer's long-term incentive opportunity.

Specific objectives against which executive performance is gauged determine the amount each executive receives under the annual bonus plan.  These objectives include the addition and retention of hospital-based service contracts, growth of our community-based services, growth of the Products Division, securing of capital to finance expansion, and meeting the growth goals of particular divisions. Success in these areas is determined both on an individual and team basis.

Certain goals are corporate goals against which the executive officers' performance is judged as a team.  These include earnings per share goals and growth in the value of stockholder investment.  Rewards under the long-term incentive plans are primarily tied to the extent these corporate goals are achieved.

Policy Regarding Adjustment of Awards if Relevant Performance Measures are Restated or Adjusted

The annual bonus and other incentive compensation must be forfeited by the Chief Executive Officer and the Chief Financial Officer if, during the 12-month period following the issuance of financial statements, those financial statements must be restated due to material noncompliance as a result of misconduct in the preparation of those financial statements, as required under Section 304 of the Sarbanes-Oxley Act of 2002.

Factors Considered in Decisions to Increase or Decrease Compensation Materially

The Committee would consider clear, sustained market trends in approving a material increase or decrease in executive compensation.

Impact Amounts Received by Previously Earned Compensation Have on Other Compensation

We maintain no supplemental pension plans or other programs in which gains from prior compensation could influence amounts earned currently.  The Compensation Committee may consider gains from prior awards when determining the appropriate size of long-term incentive grants.

Impact of Accounting and Tax Treatment on Various Forms of Compensation

The accounting and tax treatments of each particular form of compensation are taken into account when determining amounts and awards.  Our incentive payments are designed so that they are deductible under Section 162(m) of the Internal Revenue Code and we intend that all compensation payments be deductible.

We monitor the treatment of options under FAS 123R in determining the form and size of option grants.

Nonqualified options are deductible by the Company when they are exercised, to the extent that the optionee recognizes ordinary income rather than capital gain on exercise.

Ownership Requirements and Policies Regarding Hedging Risk on Company’s Equity Securities

We currently have no security ownership requirements for executives, and no policies regarding hedging economic risk and ownership.

Role of Executive Officers in Determining Compensation

The Compensation Committee makes all base, bonus and equity compensation decisions regarding executive officers, with the exception of Mr. Todd.  The entire Board, including a majority of the independent directors with Mr. Todd not present, makes all compensation decisions regarding Mr. Todd.  However, executive officers give the Committee input in the following areas:

•	Financial projections for Company and divisional performance goals;

•	Input on the individual goals for Mr. Todd’s direct reports; and

•	Input on equity compensation grants, base pay increases and annual bonus incentive opportunity.

Benchmarking of Compensation

In the course of determining compensation of executive officers in 2008, we looked at publicly traded companies of a similar size.  The Company is an air ambulance company and it is not possible to build a peer group of companies against which to benchmark compensation.  Accordingly, we looked at the compensation paid to the executive officers of public companies of a similar size to ascertain whether the Company generally is in keeping with current compensation levels.  We believe it is useful to engage in this exercise periodically because these other companies may be competitors for talent.

Even if we were able to build a peer group of companies, our compensation philosophy does not include an effort to pay at a particular percentile of market.  Accordingly, we would not attempt to use other companies as a benchmark against which to set our compensation.

Summary Compensation

The following table sets forth the total compensation earned by the Chief Executive Officer, Chief Financial Officer, and each of the four other most highly compensated executive officers (the “named executive officers”) for the years ended December 31, 2008 and 2007.

2008 SUMMARY COMPENSATION
Name and Principal Position	Year		Salary ($)	Bonus(1) ($)	Option	Stock		All Other		Total
					Awards(2)	Awards(15)		Compensation
					($)	($)		($)		($)
Aaron D. Todd,	2008		392,200	-0-	-0-	273,360		26,332	(3)	691,892
Chief Executive Officer	2007		373,500	339,885	463,500	-0-		19,148	(4)	1,196,033
Trent J. Carman,	2008		246,900	-0-	-0-	136,680		12,270	(5)	395,850
Chief Financial Officer,	2007		235,100	134,007	185,400	-0-		13,906	(6)	568,413
Secretary and Treasurer
David L. Dolstein,	2008		257,400	-0-	-0-	136,680		11,115	(7)	405,195
Senior Vice President,	2007		245,100	147,060	278,100	-0-		16,595	(8)	686,855
Community Based Services
Michael D. Allen,	2008		207,900	-0-	-0-	136,680		12,352	(9)	356,932
Senior Vice President,	2007		198,000	105,140	278,100	-0-		11,947	(10)	593,187
Air Medical Services
Sharon J. Keck,	2008		189,500	-0-	-0-	68,340		9,867	(11)	267,707
Chief Accounting Officer	2007		180,400	60,000	111,240	-0-		9,747	(12)	361,387
and Controller
Paul H. Tate,	2008		221,250	-0-	388,000	198,755	(16)	6,195	(13)	814,200
Chief Operating Officer	2007	(14)	N/A	N/A	N/A	N/A		N/A		N/A

(1)
Bonuses were not earned by the executive officers in 2008.  Does not include bonus amounts earned by executive officers in 2007 which were paid in 2008. Those amounts are: Aaron Todd, $339,885; Trent Carman, $134,007; David Dolstein, $147,060; Michael Allen, $105,140; and Sharon Keck, $60,000.

(2)	Valuation assumptions are discussed following the 2008 Grants of Plan-Based Awards table on the next page of this report.

(3)	Consists of a $18,125 match to the 401(k) plan and a disability income protection premium of $8,207.

(4)	Consists of a $10,941 match to the 401(k) plan and a disability income protection premium of $8,207.

(5)	Consists of $9,082 match to the 401(k) plan and a disability income protection premium of $3,188.

(6)	Consists of $10,718 match to the 401(k) plan and a disability income protection premium of $3,188.

(7)	Consists of a $9,301 match to the 401(k) plan and a disability income protection premium of $1,814.

(8)	Consists of a $14,781 match to the 401(k) plan and a disability income protection premium of $1,814.

(9)	Consists of a $11,261 match to the 401(k) plan and a disability income protection premium of $1,091.

(10)	Consists of a $11,036 match to the 401(k) plan and a disability income protection premium of $911.

(11)	Consists of a $9,074 match to the 401(k) plan and a disability income protection premium of $793.

(12)	Consists of a $8,954 match to the 401(k) plan and a disability income protection premium of $793.

(13)	Consists of a $6,195 match to the 401(k) plan.

(14)	Mr. Tate commenced employment with the Company on March 31, 2008.

(15)	Restricted stock is valued at the closing price of the common stock on the date of grant.

(16)
Represents award date (March 31, 2008) market price value of 3,500 shares of restricted stock granted to Mr. Tate in conjunction with his employment by the Company and includes market price value of 600 shares of restricted stock granted to Mr. Tate on January 2, 2008 for his 2008 service as a member of the Board of Directors prior to employment by the Company.

Stock Option Grants

Stock option grants to the named executive officers were as follows for the year ended December 31, 2008:

2008 Grants of Stock Options Under Plan-Based Awards
Name	Grant Date	Approval Date	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Share)	Grant Date Fair Value of Stock and Option Awards ($)

Aaron D. Todd,	-0-	-0-	-0-	-0-	-0-
Chief Executive Officer
Trent J. Carman,	-0-	-0-	-0-	-0-	-0-
Chief Financial Officer,
Secretary and Treasurer
David L. Dolstein,	-0-	-0-	-0-	-0-	-0-
Senior Vice President,
Community Based Services
Michael D. Allen,	-0-	-0-	-0-	-0-	-0-
Senior Vice President,
Air Medical Services
Sharon J. Keck,	-0-	-0-	-0-	-0-	-0-
Chief Accounting Officer and Controller
Paul H. Tate,	03/31/08	03/31/08	25,000	48.37	388,000
Chief Operating Officer

Respective to the “Option Awards” column and footnote number 2 in the Summary Compensation Table, the named executive officer was awarded an option grant during fiscal year 2008 which is reported as a dollar figure.  That amount was calculated in accordance with the requirements of FAS 123R, as explained below.  Total compensation includes the valuation of this option grant, as required.  The option granted in 2008 vests in equal 1/3 installments.  The optioned shares vest 1/3 upon each of the first, second and third anniversaries of the grant date of March 31, 2008 and shall expire on March 31, 2018.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model.  The Company uses historical option exercise data for similar employee groups, as well as the vesting period and contractual term, to estimate the expected term of options granted; the expected term represents the period of time that options granted are expected to be outstanding.  Expected volatility is based on historical volatility of the Company’s stock.  The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

Our stock option plans provide that the exercise price of option grants shall be set at the closing price of the common stock upon the date of the grant.  For the award reported in the above Grants of Plan-Based Awards Table, the exercise price was determined in that same manner.  Should options be granted on a non-business day, the closing price of the common stock on the next business day will be the exercise price.  In the event the holder of a stock option grant terminates employment prior to complete vesting of the grant, the optionee has 90 days beyond the termination date to exercise vested shares. Shares subject to the stock option grant which were not vested upon the date of termination are canceled. Canceled shares then become subject to reissue under the particular plan provisions.

Outstanding Equity Awards at December 31, 2008

The following table provides certain summary information concerning stock option and restricted stock values as of December 31, 2008, for the named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (exercisable) (#)	Number of Securities Underlying Unexercised Options (unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Securities Underlying Unvested Shares(#)		Value of Unvested Shares(9) ($)

Aaron D. Todd	-0-	125,000	8.98	01/01/10(1)	4,000	(8)	63,960
Chief Executive Officer	33,333	16,667	27.06	02/07/12(2)
Trent J. Carman	-0-	60,000	8.98	01/01/10(1)	2,000	(8)	31,980
Chief Financial Officer,	13,333	6,667	27.06	02/07/12(2)
Secretary and Treasurer
David L. Dolstein	-0-	100,000	8.98	01/01/10(1)	2,000	(8)	31,980
Senior Vice President,	-0-	10,000	27.06	02/07/12(2)
Community Based Services
Michael D. Allen	8,333	8,334	28.70	05/03/11(3)	2,000	(8)	31,980
Senior Vice President,	10,000	10,000	27.06	02/07/12(2)
Air Medical Services
Sharon J. Keck	-0-	50,000	8.98	01/01/10(1)	1,000	(8)	15,990
Chief Accounting Officer	6,666	3,334	28.70	05/03/11(3)
and Controller	8,000	4,000	27.06	02/07/12(2)
Paul H. Tate	7,500	-0-	27.92	12/31/12(4)	3,500	(10)	55,965
Chief Operating Officer	-0-	25,000	48.37	03/31/18(5)
	5,500	-0-	8.83	08/03/10(6)
	2,000	-0-	11.60	11/08/10(7)

(1)	Optioned shares were fully vested upon the grant date, January 1, 2009.

(2)
1/3 of the total number of options granted under this award vested upon issue.  An additional 1/3 of the total number of optioned shares vest upon each of the second and third anniversaries of the grant date, February 7, 2007.

(3)	1/3 of the total number of optioned shares vest upon each of the first, second and third anniversaries of the grant date, May 3, 2006.

(4)	Options vested at 625 fix shares per month during calendar year 2007 and became fully vested on December 31, 2007.

(5)
Optioned shares vest 1/3 on the first anniversary date of the grant date (March 31, 2009) and 1/3 of the total number of optioned shares vest upon each of the second and third anniversaries of the grant date.

(6)     Optioned shares were fully vested upon the grant date, August 3, 2005.

(7)     Optioned shares were fully vested upon the grant date, November 8, 2005

(8)	Represents unvested restricted stock which will vest in equal amounts at December 31, 2009 and December 31, 2010.

(9)	As required, unvested share value is calculated based upon the closing price of the Company’s common stock at December 31, 2008, $15.99.

(10)	Represents unvested restricted stock which will vest in equal amounts at March 31, 2009, March 31, 2010 and March 31, 2011.

2008 Restricted Stock Awards

The following table summarizes information regarding grants of restricted stock to the named executive officers during the year ended December 31, 2008.

Name	Grant Date	Approval Date	# of shares	Price per share	Grant Date Fair Value
Aaron Todd, Chief Executive Officer	2/7/08	2/7/08	6,000	$45.56	$273,360
David Dolstein, Senior Vice President Community Based Services	2/7/08	2/7/08	3,000	$45.56	$136,680
Trent Carman, Chief Financial Officer and Secretary and Treasurer	2/7/08	2/7/08	3,000	$45.56	$136,680
Mike Allen, Senior Vice President Air Medical Services	2/7/08	2/7/08	3,000	$45.56	$136,680
Sharon Keck, Chief Accounting Officer and Controller	2/7/08	2/7/08	1,500	$45.56	$68,340
Paul Tate, Chief Operating Officer	11/6/07(1)	1/2/08	600	$49.10	$29,460
	2/6/08	3/31/08	3,500	$48.37	$169,295

(1) Mr. Tate was awarded this restricted stock award in his capacity as a director of the Company.

2008 Option Exercises

The following table summarizes information regarding option exercises by the Executive Officers during the year ended December 31, 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise (1) (#)	Value Realized on Exercise (2) ($)

Trent J. Carman,	30,500	905,625
Chief Financial Officer, Secretary and Treasurer

David L. Dolstein,	10,000	185,000
Senior Vice President, Community-Based Services

Sharon J. Keck,	2,500	25,400
Chief Accounting Officer and Controller

(1)	Represents aggregate number of shares acquired upon exercise in fiscal year 2008.

(2)
Represents aggregate net gain on shares acquired by options exercised in fiscal year 2008.  Value is based upon the closing price of our common stock on the date of share acquisition less the exercise price of the options.

Potential Payments Upon Termination Or Change In Control

We entered into an Employment Agreement with Mr. Todd effective July 1, 2003, for an initial term of two years, subject to successive one-year extensions.  The Agreement may be terminated by either party upon 90 days’ written notice, or immediately by us for cause.  In the event we terminate the Agreement without cause, Mr. Todd is entitled to severance payments for 18 months following termination at an annual rate equal to his highest cash compensation during any 12-month period of his employment.

In the event of termination resulting from a change in control of the Company, Mr. Todd is entitled to severance payments for 36 months following termination at an annual rate equal to his highest cash compensation during any 12-month period of his employment.  Effective May 7, 2007, Mr. Todd’s employment contract was amended to provide that if any payments are to be made to Mr. Todd on account of a change of control, and if those payments result in an Excise Tax on Mr. Todd imposed by Section 4999 of the Internal Revenue Code, then Mr. Todd will be entitled to an additional payment.  Such payment (referred to in the Employment Agreement as a “Gross-Up Payment”) will be in an amount such that after payment by Mr. Todd of all taxes,  Mr. Todd retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the change of control payments.

During the term of employment and for 18 months following the termination of employment, Mr. Todd may not engage in any business which competes with us anywhere in the United States.

We entered into Employment Agreements with Mr. Dolstein and Ms. Keck effective January 1, 2003; with Mr. Carman effective April 28, 2003; and with Mr. Allen effective January 4, 2006.  Each agreement was for an initial term of one year starting on the effective date and is subject to successive one-year extensions.  Each agreement may be terminated either by us or by the executive upon 90 days’ written notice, or immediately by us for cause.  In the event we terminate an agreement without cause, the executive is entitled to severance payments for 12 months following termination at an annual rate equal to his highest cash compensation during any 12-month period of the executive’s employment.

In the event of termination resulting from a change in control of the Company, the executive is entitled to severance payments for 24 months following termination at an annual rate equal to his highest cash compensation during any 12-month period of the executive’s employment.  Effective May 7, 2007, the employment contracts for Messrs. Dolstein, Carman, and Allen and Ms. Keck were amended to provide that if any payments are to be made to them on account of a change of control, and if those payments result in an Excise Tax imposed by Section 4999 of the Internal Revenue Code, then each of these individuals subject to the Excise Tax shall be entitled to an additional payment.  Such payment (referred to in the Employment Agreements as a “Gross-Up Payment”) will be in an amount such that after the payment by the executive of all taxes, the executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed on the change of control payments.

During the term of employment and for 12 months following the termination of employment, the executive may not engage in any business which competes with us anywhere in the United States.

On February 22, 2008, the Company entered into an Employment Agreement with Mr. Tate.  The Employment Agreement contains change in control provisions which are the same as those in the employment agreements of the other executives, exclusive of Mr. Todd.

In addition to the severance payments described above, the executive is entitled to continue to receive, at our expense, coverage under our health insurance policies, or comparable coverage, during the term of such severance payments, but only until the executive begins other employment in connection with which he is entitled to health insurance coverage.  As a condition of the executive’s right to receive severance compensation, the executive must sign and deliver to the Company a release of all claims that the executive might otherwise assert against the Company.  During the term of employment and for five years following the termination of employment, the executive may not directly or indirectly use, disseminate, or disclose any of our confidential information or trade secrets.

The following table summarizes potential payments that would be made to the Executive Officers upon termination or a change in control of the Company, assuming the triggering event took place on December 31, 2008, and the stock price was the closing market price as of that date.

2008 Potential Payments Upon Termination or Change in Control

Name	Benefit	Before Change in Control Termination w/o Cause ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Death ($)	Disability ($)	Change in Control(2) ($)

Aaron D. Todd,	Severance(1)	1,143,139	2,517,412	--	--	--
Chief Executive Officer	Death(1)	--	--	32,683	--	--
	Disability(1)	--	--	--	196,100	--
	Accelerated Vesting of Stock Options	--	--	--	--	39,347
	Tax Gross-Up

Trent J. Carman,	Severance(1)	398,689	791,867	--	--	--
Chief Financial Officer	Death(1)	--	--	20,575	--	--
Secretary and Treasurer	Disability(1)	--	--	--	20,575	--
	Accelerated Vesting of Stock Options	--	--	--	--	18,817
	Tax Gross-Up	--	--	--	--

David L. Dolstein,	Severance(1)	463,211	921,030	--	--	--
Senior Vice President	Death(1)	--	--	21,450	--	--
Community-Based	Disability(1)	--	--	--	128,700	--
Services	Accelerated Vesting of Stock Options	--	--	--	--	26,738
	Tax Gross-Up

Michael D. Allen,	Severance(1)	330,904	670,810	--	--	--
Senior Vice President	Death(1)	--	--	17,325	--	--
Hospital-Based	Disability(1)	--	--	--	103,950	--
Services	Accelerated Vesting of Stock Options	--	--	--	--	9,521
	Tax Gross-Up

Sharon J. Keck,	Severance(1)	264,879	524,246	--	--	--
Chief Accounting	Death(1)	--	--	15,792	--	--
Officer and Controller	Disability(1)	--	--	--	94,750	--
	Accelerated Vesting of Stock Options	--	--	--	--	13,329
	Tax Gross-Up

Paul H. Tate, Chief Operating Officer	Severance(1)	232,957	459,083	--	--	--
	Death(1)	--	--	24,583	--	--
	Disability(1)	--	--	--	147,500	--
	Accelerated Vesting of Stock Options(1)	--	--	--	--	16,411
	Tax Gross-Up

(1)         Includes amounts for health care benefits and 401(k) matching.

(2)      The value of accelerated vesting of stock options is calculated by using the safe harbor valuation method under Rev. Proc. 2003-68.  The safe harbor valuation method is based on the Black-Scholes model and takes into account, as of the valuation date, the following factors: (1) the volatility of the underlying stock; (2) the exercise price of the option; and (3) the stock value as of December 31, 2008 (valuation date) and the term of the option on the valuation date. The difference in the value of the option at time of vesting and the discounted current value is used to calculate the portion of the payment that is contingent on the change of control.

Change-in-Control Arrangements

In addition to change-in-control provisions included in the employment agreements described above, our 2006 Plan  and the EVA Plan also contain change-in-control provisions.  Under the 2006 Plan, outstanding options or other equity compensation grants under the plan become fully vested in connection with the disposition of all, or substantially all, of the Company’s assets or outstanding capital stock by means of a sale, a merger or reorganization in which the Company is not the surviving corporation.  Under the EVA Plan, any amounts due under such plan will be immediately payable upon a Change in Control (as such term is defined in the EVA Plan).

Director Compensation

The following table summarizes all compensation earned by members of the Board of Directors during the year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(12) #		Option Grants #		All Other Compensation ($)		Total ($)
George W. Belsey	36,500		1,200		-0-		75,000	(1)	111,500
Ralph J. Bernstein(4)	28,300		2,400		-0-		--		28,300
Mark D. Carleton(11)	12,850		1,000		-0-		--		12,850
Samuel H. Gray(10)	43,900		2,400		-0-		--		43,900
David Kikumoto(5)	30,700		2,400		-0-		--		30,700
MG Carl H. McNair, Jr. USA (Ret.)(6)	51,500		2,400		-0-		--		51,500
Lowell D. Miller(7)	41,300		2,400		-0-		--		41,300
David Roehr(3)	21,700		1,600		-0-		--		21,700
Morad Tahbaz(8)	39,900		2,400		-0-		--		39,900
Paul H. Tate(9)	7,750	(9)	600	(9)	-0-	(9)			7,750
Aaron D. Todd(2)	N/A		N/A		-0-		N/A		N/A

(1)
Compensation paid in accordance with an April 15, 2003, Post-Retirement Consulting Agreement between Mr. Belsey and the Company.  The Agreement provides that Mr. Belsey will continue to serve as Chairman of the Board and as a consultant, thereby receiving an annual fee, paid monthly, through June 30, 2008.

(2)	Mr. Todd is an employee director and earns no additional fees nor compensation above his salary (and other compensation elsewhere reported herein) for duties performed in the capacity of a director.

(3)	As of December 31, 2008, Mr. Roehr held 1,600 shares of restricted stock.

(4)	As of December 31, 2008, Mr. Bernstein held three stock option awards exercisable for an aggregate 19,500 shares of the Company's common stock, and 2,400 shares of restricted stock.

(5)	As of December 31, 2008, Mr. Kikumoto held two stock option awards exercisable for an aggregate 9,500 shares of the Company's common stock and 2,400 shares of restricted stock.

(6)	As of December 31, 2008, General McNair held three stock option awards exercisable for an aggregate 19,500 shares of the Company's common stock and 2,400 shares of restricted stock.

(7)	As of December 31, 2008, Dr. Miller held 2,400 restricted shares of the Company’s common stock.

(8)	As of December 31, 2008, Mr. Tahbaz held one stock option award exercisable for an aggregate 7,500 shares of the Company's common stock and 2,400 shares of restricted stock.

(9)
Mr. Tate resigned his position on the Board of Directors on March 31, 2008 to accept employment by the Company as its Chief Operating Officer.  The fees and stock award reported in the table above represents Mr. Tate’s compensation received in conjunction with his three months of service to the Board of Directors during 2008 prior to his resignation.  Mr. Tate does hold additional option and stock grants which have been reported in the officer compensation data throughout this Statement.

10)	As of December 31, 2008, Mr. Gray held 2,400 restricted shares of the Company’s common stock.

(11)	As of December 31, 2008, Mr. Carleton held 1,000 restricted shares of the Company’s common stock.

(12)	Represents restricted common stock granted to directors which vested incrementally per month over calendar year 2008 and became fully vested on January 1, 2009.

During fiscal year 2008, each non-employee director—except Messrs. Belsey, Roehr, and Carleton—received a grant of 2,400 shares of restricted common stock valued at $49.10, the closing price of the stock upon the date of grant, January 2, 2008. Mr. Belsey received a grant of 1,200 shares of restricted common stock valued at $24.74, the closing price of the stock upon the date of grant, July 1, 2008. Mr. Roehr received a grant of 1,600 shares of restricted common stock valued at $38.69, the closing price of the stock upon the date of grant, May 8, 2008. Mr. Carleton received a grant of 1,000 shares of restricted common stock valued at $28.51, the closing price of the stock upon the date of grant, September 5, 2008. The grants each vested in equal monthly increments over the months remaining in 2008 after the respective grant date. Mr. Tate forfeited 1,800 of his restricted stock grant upon resignation of his director position and assumption of the role of Chief Operating Officer for the Company. All restricted shares held by non-employee directors at fiscal year-end are reflected in the footnotes to the above table.

Each non-employee director may elect to receive shares of common stock in lieu of cash payments pursuant to our Equity Compensation Plan for Non-Employee Directors.  We also reimburse our non-employee directors for their reasonable expenses incurred in attending Board of Directors’ and committee meetings.  Board members who are also officers do not receive any separate compensation or fees for attending Board of Directors’ or committee meetings.

We have adopted compensation and incentive benefit plans to enhance our ability to continue to attract, retain and motivate qualified persons to serve as our directors.  Effective January 1, 2007, the payments to our non-employee directors, except for Mr. Belsey, were as follows:

•	Annual retainer of $15,000;

•	$2,000 per Board of Directors’ Meeting;

•	$600 per committee meeting for all committees except the Audit Committee;

•	$1,000 per Audit Committee Meeting;

•
Fee per committee meeting for committee chairman as follows: $4,000 for Audit Committee, $3,000 for Compensation/Stock Option Committee, $3,000 for Nominating and Corporate Governance Committee and $3,000 for Finance and Strategic Planning Committee.

In 2003 we purchased $50,000 life insurance policies for each non-employee director who had served longer than one year, excluding Messrs. Belsey and McNair.  A life insurance policy was purchased for Mr. Tate in 2004 and for Mr. Kikumoto in 2005. Effective December 22, 2003, an annuity policy was purchased on behalf of Mr. McNair in the amount of $50,000 in lieu of an insurance policy similar to those purchased for other members of the Board of Directors.  All policies vested over two years.

The terms of the life insurance policies provide for each director to vest 50% in the cash surrender value of the policy after the first subsequent year of service as director and 50% after the second subsequent year of service as director.  We agreed to reimburse each Board member for the estimated federal income taxes associated with the vesting in the life insurance policies.  These reimbursements are made in the year subsequent to the year of vesting.  For all directors except Mr. Belsey, the amounts reflected in the table above under “All Other Compensation” represent payments we made to the directors in 2007 for their estimated federal income taxes attributable to their vesting in the life insurance policies for the prior year, 2006.

Compensation Committee Report

The Compensation Committee, comprised of independent directors, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this report.

By the Compensation/Stock Option Committee:

Lowell D. Miller, Ph.D., Chairman
Ralph J. Bernstein
David Kikumoto

EQUITY COMPENSATION PLANS

The following equity compensation plans have been previously approved by our shareholders:

•
2006 Equity Compensation Plan – provides for the granting of incentive stock options, non-statutory stock options, shares of restricted stock, stock appreciation rights and supplemental bonuses consisting of shares of common stock, cash or a combination thereof to employees, directors, and consultants.

•
1995 Employee Stock Option Plan – provides for the granting of incentive stock options and nonqualified stock options, stock appreciation rights, and supplemental stock bonuses to employees as well as third party consultants and directors.

•
Equity Compensation Plan for Nonemployee Directors – provides for the issuance of shares of common stock to nonemployee directors, at their election, in lieu of cash as payment for their director services.

Information regarding the securities under all of these plans was as follows as of December 31, 2008:

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	758,233	$14.93	304,141
Equity compensation plans not approved by security holders	--	N/A	--
Total	758,233	$14.93	304,141

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of April 21, 2009, the beneficial ownership of our outstanding Common Stock: (i) by each person who owns (or is known by us to own beneficially) more than 5% of the Common Stock, (ii) by each of our directors and executive officers, and (iii) by all directors and executive officers as a group.

Name and Address	Number of Shares		Percentage of Common Stock
Michael D. Allen	45,838	(1)	*
7301 S. Peoria St.
Englewood, CO. 80112

George W. Belsey	40,436	(2)	*
7301 South Peoria
Englewood, CO 80112

Ralph J. Bernstein	1,048,027	(3)	8.6%
57 Wilton Rd.
Weston, CT 06880

Mark D. Carleton	4,750	(4)	*
7301 South Peoria
Englewood, CO 80112

Trent J. Carman	98,000	(5)	*
7301 South Peoria
Englewood, CO 80112

David L. Dolstein	37,175	(6)	*
7301 South Peoria
Englewood, CO 80112

Samuel H. Gray	6,150	(7)	*
136 Paint Island Spring Road
Millstone, NJ 08510

Sharon J. Keck	63,894	(8)	*
7301 South Peoria
Englewood, CO 80112

David Kikumoto	19,650	(9)	*
6412 S. Fiddler’s Green Circle, Suite 200 East
Greenwood Village, CO 80111

MG Carl H. McNair, Jr. USA (Ret.)	63,437	(10)	*
3170 Fairview Park Drive, MC 256
Falls Church, VA 22042

Lowell D. Miller, Ph.D.	43,650	(11)	*
16940 Stonehaven
Belton, MO 64012

Name and Address	Number of Shares		Percentage of Common Stock
David Roehr	6,850	(12)	*
5100 Bentley Dr.
Lincoln, NE 68516

Morad Tahbaz	111,833	(13)	*
57 Wilton Rd.
Weston, CT 06880

Paul H. Tate	27,433	(14)	*
7301 South Peoria
Englewood, CO 80112

Aaron D. Todd	164,862	(15)	1.3%
7301 South Peoria
Englewood, CO 80112

All Directors and Executive Officers as a group (15 persons)	1,781,985	(16)	17.6%

William Blair & Company, L.L.C.
222 W. Adams
Chicago, IL 60606	842,973	(17)	6.9%

Alydar Partners, LLC
222 Berkeley Street, 17th Floor
Boston, MA 02116	640,000	(18)	5.25%

Jennison Associates LLC
466 Lexington Avenue
New York, NY 10017	1,216,904	(19)	9.9%

Prudential Financial, Inc.
751 Broad Street
Newark, NJ 07102-3777	1,241,770	(20)	10.2%

Bank of America Corporation
100 North Tryon Street
Charlotte, NC 28255	659,964	(21)	5.4%

Barclays Global Investors, NA
400 Howard Street
San Francisco, CA 94105	696,191	(22)	5.7%

*	Represents beneficial ownership of less than one percent (1.0%) of the outstanding shares of our common stock.
(1)
Consists of (i) 36,667 shares subject to stock options exercisable within 60 days, (ii) 6,171 shares directly owned, and (iii) 3,000 shares restricted stock, 2000 shares of which are subject to future vesting requirements.

(2)	Consists of (i) 35,486 shares directly owned by George and Phyllis Belsey; (ii) 3,750 shares subject to stock options exercisable within 60 days, and (iii) 1,200 shares of restricted stock.
(3)
Consists of (i) 23,250 shares subject to stock options exercisable within 60 days, (ii) 961,877 shares directly owned, (iii) 60,500 shares owned by Yasmeen Bernstein, Mr. Bernstein’s spouse, and (iv) 2,400 shares of restricted stock.

(4)	Consists of (i) 3,750 shares subject to stock options exercisable within 60 days, and (ii) 1,000 shares of restricted stock.
(5)
Consists of (i) 80,000 shares subject to stock options exercisable within 60 days, (ii) 15,000 shares directly owned, and (iii) 3,000 shares of restricted stock, 2,000 shares of which are subject to future vesting requirements.

(6)
Consists of (i) 2,175 shares directly owned by David and Kathi Dolstein, (ii) 3,000 shares of restricted stock, 2000 shares of which are subject to future vesting requirements, and (iii) 32,000 shares subject to stock options exercisable within 60 days.

(7)	Consists of (i) 2,400 shares of restricted stock, and (ii) 3,750 shares subject to stock options exercisable within 60 days.
(8)
Consists of (i) 59,500 shares subject to stock options exercisable within 60 days, (ii) 2,894 shares directly owned, and (iii) 1,500 shares of restricted stock, 1,000 shares of which are subject to future vesting requirements.

(9)	Consists of (i) 13,250 shares subject to stock options exercisable within 60 days, (ii) 4,000 shares directly owned, and (iii) 2,400 shares of restricted stock.
(10)	Consists of (i) 23,250 shares subject to stock options exercisable within 60 days, (ii) 37,787 shares jointly owned with spouse, Jo Ann McNair; and (iii) 2,400 shares of restricted stock.
(11)	Consists of (i) 37,500 shares owned directly; (ii) 2,400 shares restricted stock, and (iii) 3,750 shares subject to stock options exercisable within 60 days.
(12)	Consists of (i) 1,500 shares owned directly, (ii) 1,600 shares of restricted stock, and (iii) 3,750 shares subject to stock options exercisable within 60 days.
(13)	Consists of (i) 11,250 shares subject to stock options exercisable within 60 days, (ii) 98,183 shares directly owned, and (iii) 2,400 shares of restricted stock.
(14)	Consists of (i) 23,333 shares subject to stock options exercisable within 60 days, and (ii) 4,100 shares of restricted stock, 2,334 shares of which are subject to future vesting requirements.
(15)
Consists of (i) 133,400 shares subject to stock options exercisable within 60 days, (ii) 23,743shares directly owned, (iii) 1,719 shares beneficially owned by Mr. Todd in our 401(k) plan; and (iv) 6,000 shares of restricted stock, 4000 shares of which are subject to future vesting requirements.

(16)	Includes (i) 454,650 shares subject to stock options exercisable within 60 days, and (ii) 38,800 shares of restricted stock, 13,334 shares of which are subject to future vesting requirements.
(17)
This disclosure is based on a Schedule 13G filed by the beneficial owner with the SEC on January 12, 2009.  At the time of filing, the reporting person reported being a registered broker dealer that has sole voting and dispositive power over 842,973 shares.

(18)
This disclosure is based on an amendment to Schedule 13G filed with the SEC on March 12, 2009.  The Schedule 13G/A was filed by John Murphy on his own behalf and as  managing member of Alydar Capital, LLC and Alydar Partners, LLC.  Alydar Capital is the general partner of Alysheba Fund, L.P. and Alysheba QP Fund, L.P.  Alydar Parteners, LLC is the investment manager of Alysheba Fund. L.P., Alysheba QP Fund, L.P. and Alysheba Fund Limited.  Mr. Murphy has shared voting and dispositive power over 640,000 shares.

(19)
This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 13, 2009.  At the time of filing, the reporting person reported being an investment adviser to several investment companies, insurance separate accounts and institutional clients (“Managed Portfolios”) and has sole voting power over 1,199,084 shares and shared dispositive power over 1,216,904 shares. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of equity interests of Jennision.  As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the Issuer’s Common Stock held by the Managed Portfolios.  Jennison does not file jointly with Prudential, as such, shares of the Issuer’s Common Stock reported on Jennison’s 13G may be included in the shares reported on the 13G by Prudential.

(20)
This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 6, 2009.  The Schedule 13G/A was filed by Prudential Financial, Inc. on behalf of itself and as Parent Holding Company and the direct or indirect parent of elf and the following Registered Investment Advisers and Broker Dealers:  The Prudential Insurance Company of America IC, IA, Prudential Investment Management, Inc. IA, Jennison Associates LLC IA, Prudential Bache Asset Management, Inc. IA, Prudential Investments LLC IA, Prudential Private Placement Investors, L.P. IA, PN, Pruco Securities, LLC IA, BD, Prudential Investment Management Services LLC BD, AST Investment Services, Inc. IA, Prudential Annuities Distributors, Inc. BD, Quantitative Management Associates LLC IA, Prudential International Investments Advisers, LLC IA, Global Portfolio Strategies, Inc. IA, Prudential Bache Securities, LLC BD,  and Prudential Bache Commodities, LLC BD.  The beneficial owner has sole voting power over 134,260 shares; shared voting power over 1,083,610 shares, sole dispositive power over 134,260 shares and shared dispositive power over 1,107,510 shares.

(21)
This disclosure is based on a Schedule 13G filed with the SEC on February 11, 2009.  The Schedule 13G was filed by Bank of America Corporation on its own  and on behalf of NB Holdings Corporation, BAC North America Holding Company, BANA Holding Corporation, Bank of America, NA, Columbia Management Group, LLC, Columbia Management Advisers, LLC, Bank of America Securities Holdings Corporation, and Bank of America Securities LLC.  Columbia Management Advisers has sole voting power over 368,024 shares and sole dispositive power over 659,680 shares; Bank of America NA has sole voting and sole dispositive power over 184 shares; and Bank of America Securities LLC has sole voting power and sole dispositive power over 100 shares.  The remaining companies hold shared voting and dispositive power over 368,208 or 368,308 shares and 659,864 and 659,964 shares, respectively.

(22)
This disclosure is based on a Schedule 13G filed with the SEC on February 5, 2009.  The Schedule 13G was filed by Barclays Global Investors, NA on its own behalf and on behalf of Barclays Global Fund Advisors; Barclays Global Investors, Ltd., Murray House, 1 Royal Mint Court, London, EC3N 4HH; Barclays Global Investors Japan, Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan; Barclays Global Investors Canada Limited, Brookfield Place, 161 Bay Street, Suite 2500, PO Box 614, Toronto, Ontario Canada M5J 2S1; Barclays Global Investors Australia Limited, Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220; and Barclays Global Investors (Deutschland) AG Alpenstrasse 6, D-85774, Unterfohring, Germany.  Barclays Golobal Investors, NA has sole voting power over 206,871 shares and sole dispositive powers over 241,626 shares. Barclays Global Fund Advisors has sole voting power over 325,095 shares and sole dispositive power over 447,233 shares.  Barclays Global Investors, Ltd. has sole voting power over 520 shares and sole dispositive power over 7,332 shares.  The remainder of the companies listed have not invested in the Issuer.

INCORPORATION BY REFERENCE

The information contained in the Compensation/Stock Option Committee Report and Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

STOCKHOLDER PROPOSALS

Stockholders who intend to present proposals at the 2010 Annual Meeting of Stockholders, which the Company expects to hold in June 2010, must deliver proposals to the Company at its principal executive offices, Attention: Corporate Secretary, by January 8, 2010 for inclusion in the proxy materials relating to that meeting.  All proposals must comply with the applicable requirements of federal securities’ laws and the Company’s Bylaws.

Stockholder proposals for the 2010 Annual Meeting of Stockholders submitted to the Company after to January 8, 2010 may, at the discretion of the Company, be voted on at the 2010 Annual Meeting of Stockholders so long as such proposal is received by the Company prior to March 19, 2010.  All proposals received by the Company after March 19, 2010 will be considered untimely.

OTHER MATTERS

The Company knows of no business that will be presented for consideration at the Annual Meeting other than that described above.  However, if any other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the proxies respective to any such business in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ Trent J. Carman

Trent J. Carman, Secretary
May 7, 2009
Englewood, Colorado

AIR METHODS CORPORATION 7301 SOUTH PEORIA STREET ENGLEWOOD, CO 80112
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M14876-P79172	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AIR METHODS CORPORATION

The Board of Directors recommends that you vote "FOR" the director nominees listed in Proposal 1.

1.	ELECTION OF DIRECTORS to Class III directorships of the Company to serve until the Annual Meeting of Stockholders in the year 2012 and until their successors have been elected and qualified;

	Nominees:			For	Against	Abstain

	1a.	Ralph J. Bernstein		0	0	0

	1b.	Mark D. Carleton		0	0	0

	1c.	Lowell D. Miller		0	0	0

	1d.	David A. Roehr		0	0	0

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

	Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding  the Availability  of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at: www.proxyvote.com.

AIR METHODS CORPORATION

7301 South Peoria Street
Englewood, Colorado 80112

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned  hereby appoints  Aaron D. Todd and Trent J. Carman, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent, and to vote as designated  on the reverse side, all the shares of common stock of Air Methods Corporation  held of record by the undersigned at the close of business on April 21, 2009 at the Annual Meeting of Stockholders to be held on June 16, 2009, or any adjournment or postponement thereof, upon the following matters, as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, dated May 7, 2009, copies of which have been received by the undersigned.

(Continued and to be signed on the reverse side)